SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
_______________

SCHEDULE 13D

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)

Under the Securities Exchange Act of 1934
(Amendment No. 1)

Allscripts Healthcare Solutions, Inc.
(Name of Issuer)

Common Stock, par value $0.01 per share
(Title of Class of Securities)

01988P108
(CUSIP Number)

Marc Weingarten, Esq.
Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
(212) 756-2000
(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

May 21, 2012
(Date of Event which Requires
Filing of this Schedule)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box. [ ]

NOTE:  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

(Continued on following pages)

(Page 1 of 17 Pages)

--------------------------

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 01988P108	SCHEDULE 13D/A	Page 2 of 17 Pages

1	NAME OF REPORTING PERSON HealthCor Management, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS* AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 10,500,000 shares of Common Stock
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 10,500,000 shares of Common Stock
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 10,500,000 shares of Common Stock
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5) 5.5%
14	TYPE OF REPORTING PERSON* PN

CUSIP No. 01988P108	SCHEDULE 13D/A	Page 3 of 17 Pages

1	NAME OF REPORTING PERSON HealthCor Associates, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS* AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 10,500,000 shares of Common Stock
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 10,500,000 shares of Common Stock
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 10,500,000 shares of Common Stock
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5) 5.5%
14	TYPE OF REPORTING PERSON* OO

CUSIP No. 01988P108	SCHEDULE 13D/A	Page 4 of 17 Pages

1	NAME OF REPORTING PERSON HealthCor Offshore Master Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS* WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 6,290,169 shares of Common Stock
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 6,290,169 shares of Common Stock
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 6,290,169 shares of Common Stock
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5) 3.3%
14	TYPE OF REPORTING PERSON* PN

CUSIP No. 01988P108	SCHEDULE 13D/A	Page 5 of 17 Pages

1	NAME OF REPORTING PERSON HealthCor Offshore GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS* AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 6,290,169 shares of Common Stock
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 6,290,169 shares of Common Stock
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 6,290,169 shares of Common Stock
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5) 3.3%
14	TYPE OF REPORTING PERSON* OO

CUSIP No. 01988P108	SCHEDULE 13D/A	Page 6 of 17 Pages

1	NAME OF REPORTING PERSON HealthCor Hybrid Offshore Master Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS* WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 559,558 shares of Common Stock
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 559,558 shares of Common Stock
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 559,558 shares of Common Stock
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5) 0.3%
14	TYPE OF REPORTING PERSON* PN

CUSIP No. 01988P108	SCHEDULE 13D/A	Page 7 of 17 Pages

1	NAME OF REPORTING PERSON HealthCor Hybrid Offshore GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS* AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 559,558 shares of Common Stock
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 559,558 shares of Common Stock
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 559,558 shares of Common Stock
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5) 0.3%
14	TYPE OF REPORTING PERSON* OO

CUSIP No. 01988P108	SCHEDULE 13D/A	Page 8 of 17 Pages

1	NAME OF REPORTING PERSON HealthCor Group, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS* AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 10,500,000 shares of Common Stock
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 10,500,000 shares of Common Stock
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 10,500,000 shares of Common Stock
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5) 5.5%
14	TYPE OF REPORTING PERSON* OO

CUSIP No. 01988P108	SCHEDULE 13D/A	Page 9 of 17 Pages

1	NAME OF REPORTING PERSON HealthCor Capital, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS* AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 3,411,273 shares of Common Stock
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 3,411,273 shares of Common Stock
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 3,411,273 shares of Common Stock
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5) 1.8%
14	TYPE OF REPORTING PERSON* PN

CUSIP No. 01988P108	SCHEDULE 13D/A	Page 10 of 17 Pages

1	NAME OF REPORTING PERSON HealthCor, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS* WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 3,411,273 shares of Common Stock
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 3,411,273 shares of Common Stock
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 3,411,273 shares of Common Stock
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5) 1.8%
14	TYPE OF REPORTING PERSON* PN

CUSIP No. 01988P108	SCHEDULE 13D/A	Page 11 of 17 Pages

1	NAME OF REPORTING PERSON HealthCor Long Offshore Master Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS* WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 239,000 shares of Common Stock
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 239,000 shares of Common Stock
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 239,000 shares of Common Stock
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5) 0.1%
14	TYPE OF REPORTING PERSON* PN

CUSIP No. 01988P108	SCHEDULE 13D/A	Page 12 of 17 Pages

1	NAME OF REPORTING PERSON HealthCor Long Master GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS* AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 239,000 shares of Common Stock
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 239,000 shares of Common Stock
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 239,000 shares of Common Stock
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5) 0.1%
14	TYPE OF REPORTING PERSON* OO

CUSIP No. 01988P108	SCHEDULE 13D/A	Page 13 of 17 Pages

1	NAME OF REPORTING PERSON Arthur Cohen
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS* AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 10,500,000 shares of Common Stock
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 10,500,000 shares of Common Stock
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 10,500,000 shares of Common Stock
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5) 5.5%
14	TYPE OF REPORTING PERSON* IN

CUSIP No. 01988P108	SCHEDULE 13D/A	Page 14 of 17 Pages

1	NAME OF REPORTING PERSON Joseph Healey
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS* AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 10,500,000 shares of Common Stock
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 10,500,000 shares of Common Stock
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 10,500,000 shares of Common Stock
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5) 5.5%
14	TYPE OF REPORTING PERSON* IN

CUSIP No. 01988P108	SCHEDULE 13D/A	Page 15 of 17 Pages

Item 1.	SECURITY AND ISSUER

This Amendment No. 1 amends the statement on Schedule 13D filed by the Reporting Persons on May 16, 2012 (the "Original Schedule 13D") with respect to the common stock, par value $0.01 per share (the “Common Stock”), of Allscripts Healthcare Solutions, Inc., a Delaware corporation (the "Issuer").  Capitalized terms used herein and not otherwise defined in this Amendment have the meanings set forth in the Schedule 13D.  This Amendment amends Item 4 as set forth below.  The principal executive office of the Issuer is located at 222 Merchandise Mart Plaza, Suite 2024, Chicago, IL 60654.

Item 4.	PURPOSE OF TRANSACTION.

Item 4 is hereby amended by the addition of the following:

As disclosed in the Original Schedule 13D, in its letter to the Issuer dated May 15, 2012, HealthCor, among other things, requested, in light of the material and dramatic change to the balance of governance of the Issuer that could not have been anticipated by its stockholders prior to the Notice Deadline (January 20, 2012), that the Board waive the advance notice provision of the Issuer’s bylaws, pursuant to which notice of stockholder nominations for directors at 2012 Annual Meeting were to be received by the Notice Deadline.

Approximately 24 hours after receiving HealthCor's letter, the Issuer filed its Proxy Statement, in which it revealed that the annual meeting would be on June 15, 2012 and that the record date for the meeting was set at April 24, 2012.  The issuer has not substantively responded to HealthCor's request that it open the 10-day window in which candidates could be nominated for board election.  On May 21, 2012 HealthCor filed a complaint in the Court of Chancery of the State of Delaware seeking, among other things, (i) an extension of the nomination deadline, (ii) that the 2012 Annual Meeting be enjoined to allow stockholders who wish to propose a dissident slate a sufficient period of time to solicit proxies in support of their candidates, and (iii) that the Issuer be required to set a record date for a date after the public disclosure of the Board-level leadership dispute.  If successful, HealthCor intends to nominate a "short slate" of three out of seven directors to run for election at 2012 Annual Meeting.

CUSIP No. 01988P108	SCHEDULE 13D/A	Page 16 of 17 Pages

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  May 22, 2012

HEALTHCOR MANAGEMENT, L.P.

By:	HealthCor Associates, LLC, its general partner

By:	/s/ John H. Coghlin
Name:	John H. Coghlin
Title:	General Counsel

HEALTHCOR OFFSHORE GP, LLC, for itself and as general partner on behalf of HEALTHCOR OFFSHORE MASTER FUND, L.P.

By:	HealthCor Group, LLC, its general partner

By:	/s/ John H. Coghlin
Name:	John H. Coghlin
Title:	General Counsel

HEALTHCOR HYBRID OFFSHORE GP, LLC, for itself and as general partner on behalf of HEALTHCOR HYBRID OFFSHORE MASTER FUND, L.P.

By:	HealthCor Group, LLC, its general partner

By:	/s/ John H. Coghlin
Name:	John H. Coghlin
Title:	General Counsel

HEALTHCOR CAPITAL, L.P., for itself and as general partner on behalf of HEALTHCOR, L.P.

By:	HealthCor Group, LLC, its general partner

By:	/s/ John H. Coghlin
Name:	John H. Coghlin
Title:	General Counsel

CUSIP No. 01988P108	SCHEDULE 13D/A	Page 17 of 17 Pages

HEALTHCOR LONG MASTER GP, LLC, for itself and as general partner on behalf of HEALTHCOR LONG OFFSHORE MASTER FUND, L.P.

By:	HealthCor Group, LLC, its general partner

By:	/s/ John H. Coghlin
Name:	John H. Coghlin
Title:	General Counsel

HEALTHCOR ASSOCIATES, LLC

By:	/s/ John H. Coghlin
Name:	John H. Coghlin
Title:	General Counsel

HEALTHCOR GROUP, LLC

By:	/s/ John H. Coghlin
Name:	John H. Coghlin
Title:	General Counsel

ARTHUR COHEN, Individually

By:	/s/ Arthur Cohen
Name:	Arthur Cohen

JOSEPH HEALEY, Individually

By:	/s/ Joseph Healey
Name:	Joseph Healey